MOOG

             Moog Inc., East Aurora, New York 14052

                      ____________________


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MOOG Inc. will be held in the Auditorium of the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York, on Wednesday, February 9, 1994, at 9:00 a.m., for the following purposes:

          1. To elect two directors of the Company, one of whom will be a Class A director, elected by the holders of Class A shares, and one of whom will be a Class B director, elected by the holders of Class B shares, to serve three year terms expiring in 1997, or until the election and qualification of their successors.

          2.   To consider and ratify the selection of KPMG Peat
               Marwick, independent certified public accountants, as auditors of the Company for the 1994 fiscal year.

          3. To consider and transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

          The Board of Directors has fixed the close of business on December 19, 1993, as the record date for determining which shareholders shall be entitled to notice of and to vote at such meeting. SHAREHOLDERS WHO WILL BE UNABLE TO BE PRESENT PERSONALLY MAY ATTEND THE MEETING BY PROXY. SUCH SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.


                              By Order of the Board of Directors


                              John B. Drenning, Secretary


Dated:    East Aurora, New York
          January 7, 1994

                         PROXY STATEMENT

              FOR ANNUAL MEETING OF SHAREHOLDERS OF

                            MOOG INC.


                      ____________________


  TO BE HELD IN THE AUDITORIUM OF THE ALBRIGHT-KNOX ART GALLERY
          1285 ELMWOOD AVENUE, BUFFALO, NEW YORK
                       ON FEBRUARY 9, 1994


          This Proxy Statement is furnished to shareholders by the Board of Directors of MOOG Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders on Wednesday, February 9, 1994, at 9:00 a.m., and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy will be mailed to shareholders on or about January 7, 1994.

          If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions thereon. Unless otherwise specified, the proxy shall be deemed to confer authority to vote the shares represented by the proxy "FOR" Proposal 1, the election of directors, and "FOR" Proposal 2, the ratification of KPMG Peat Marwick as independent auditors for the fiscal year 1994.

          Any proxy given pursuant to this solicitation may be revoked by the person giving it insofar as it has not been exercised. Such revocation may be made in person at the meeting, or by submitting a proxy bearing a date subsequent to that on the proxy to be revoked, or by written notification to the Secretary of the Company.


                             GENERAL

          The Board of Directors has fixed the close of business on December 19, 1993, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On December 19, 1993, the Company had outstanding and entitled to vote, a total of 6,036,651 shares of Class A common stock ("Class A shares") and 1,676,814 shares of Class B common stock ("Class B shares"). Holders of Class A shares are entitled to elect at least 25% of the Board of Directors (rounded up to the nearest whole number) so long as the number of outstanding Class A shares is at least 10% of the number of outstanding shares of both classes of common stock. Currently, the holders of Class A shares are entitled, as a class, to elect three directors of the Company, and the holders of the Class B shares are entitled, as a class, to elect the remaining four directors. Other than on matters relating to the election of directors or as required by law, where the holders of Class A shares and Class B shares vote as separate classes, the record holder of each outstanding Class A share is entitled to one-tenth vote per share and the record holder of each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting. The Class A director and the Class B director will be elected by a plurality of the votes cast by the respective class. The other matters submitted to the meeting may be adopted by a majority of the votes cast, a quorum of 3,018,327 Class A shares and 838,408 Class B shares being present. The record holders of 9% Cumulative Convertible Exchangeable Preferred Shares, Series B, $1.00 par value ("Series B Preferred Stock") are not entitled to vote on the matters upon which action is to be taken at the meeting.

          In accordance with New York law, abstentions are not counted in determining the votes cast in connection with the ratification of the selection of KPMG Peat Marwick as auditors of the Company for the 1994 fiscal year. Votes withheld in connection with the election of one or more nominees for director will not be counted and will have no effect.


                    CERTAIN BENEFICIAL OWNERS

Security Ownership

          The only persons known by the Company to own beneficially more than five percent of the outstanding shares of either class of the voting common stock of the Company are set forth below.

                                Class A               Class B
                             Common Stock(1)      Common Stock(1)(2)
                            Amount and            Amount and
                            nature of             nature of
Name and address of         beneficial  Percent   beneficial  Percent
 beneficial owner           ownership   of Class  ownership   of Class

Estate of Jane B. Moog (3)
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052        86,348       1.4     119,753     7.1

Seneca Foods Corporation (4)
1162 Pittsford-Victor Road
Pittsford, NY 14534         714,600      11.8      55,900     3.3

David L. Babson & Co., Inc.
One Memorial Drive
Cambridge, MA 02142         392,600       6.5       -0-       -0-

Moog Inc. Retirement Plan Trust (5)
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052       304,155       5.0     245,503    14.6

                           - 3 -


Moog Inc. Savings and Stock
  Ownership Plan Trust (6)
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052         -0-         -0-      85,166     5.1

_________________

(1) See the table on pages 5-6 containing information concerning the shareholdings of directors and officers of the Company.

(2) Class B shares are convertible into Class A shares on a share-for-share basis.

(3) Class B share beneficial ownership includes options to acquire 4,804 Class B shares. Shares held are voted by the Estate's executors, Richard A. Aubrecht, Douglas B. Moog and
     Susan L. Moog.

(4) Does not include 99,900 Class A shares, 20,300 Class B shares and $289,000 in principal amount of the Company's 9.875% Convertible Subordinated Debentures due January 15, 2006 which are convertible into Class A shares at $22.88 per share, held by the Seneca Foods Corporation Employees Pension Benefit Plan Trust. Nor does it include a total of 41,221 Class A shares and options to acquire 45,000 Class A shares, or 25,972 Class B shares and options to acquire 21,804 Class B shares, beneficially owned by the directors and executive officers of Seneca Foods Corporation ("Seneca"). Nor does it include a total of 89,700 Class A shares beneficially owned by the Seneca Foods Foundation. Arthur S. Wolcott, the Chairman, director and major shareholder of Seneca, is also a director of the Company. Robert T. Brady, President and Chief Executive Officer of the Company, is also a director of Seneca (See "Nominees and Directors").

(5) Shares held are voted by the Trustee, Manufacturers and Traders Trust Company, Buffalo, New York, as directed by the
     Moog Inc. Retirement Plan Committee.

(6) The 85,166 unallocated shares held are voted by the Trustee, Mellon Bank, N.A., Pittsburgh, Pennsylvania, as directed by the Investment Committee under the Savings and Stock Ownership Plan. An additional 279,202 Class B shares, representing 214,368 Class B shares purchased by individual contributions as well as 64,834 Class B shares contributed by the Company and beneficially owned by and allocated to individual participants under the Plan, are voted by the Trustee as directed by the participant to whom such shares are allocated. As of September 30, 1993, 11,255 of the purchased Class B shares and 2,759 of the allocated Class B shares belong to officers and are included in the share totals for all directors and executive officers as a group.

Moog Family Agreement As to Voting

          The Moog Family Agreement as to Voting is an agreement among the following relatives of the late Jane B. Moog: her children, Nancy Moog Aubrecht, Constance Moog Silliman,
Douglas B. Moog and Susan L. Moog; her adult grandchildren; her son-in-law, Richard A. Aubrecht; her daughter-in-law, Jeanne M. Moog; and Albert K. Hill, former counsel to the Company, whose shares are not covered by the agreement.

          The agreement relates to 2,000 Class A shares owned by the Estate of Jane B. Moog, and 109,198 Class A shares and 163,398 Class B shares, exclusive of currently exercisable options, owned of record or beneficially by each of the other parties to the agreement.

          Each of the named parties granted an irrevocable proxy covering that person's shares of stock subject to the agreement to certain parties to the agreement who are required to take any action and cause all shares subject to the agreement to be voted as may be determined by the vote of any four of: Richard A. Aubrecht, Constance Moog Silliman, Jeanne M. Moog, Douglas B. Moog, Susan L. Moog and Albert K. Hill.

          The agreement contains restrictions on the ability of any party to remove all or any shares of stock from the provisions of the agreement and further provides for each of the parties who have the right to vote in certain instances to have successors named by them. In addition, the transfer in any manner of any shares of the Company is subject to the agreement.

          The agreement, by its terms, continues in force until December 31, 2015, unless certain specified contingencies occur prior to that date.

                      ELECTION OF DIRECTORS

          One of three classes of the Board of Directors of the Company is elected annually to serve three year terms. Of the two directors whose terms of office expire at the meeting, one is a Class A director to be elected by the holders of the outstanding Class A shares and one is a Class B director to be elected by the holders of the outstanding Class B shares. Such nominees will be elected to hold office until 1997 and the election and qualification of their successors. The persons named in the enclosed proxy will vote Class A shares for the election of the Class A nominee named below, and Class B shares for the election of the Class B nominee named below, unless the proxy directs otherwise. In the event any of the nominees should be unable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not expected that any of the nominees will be unable to serve.

Nominees and Directors

          Certain information regarding nominees for Class A and Class B directors, as well as those directors whose terms of office continue beyond the date of the 1994 Annual Meeting of Shareholders, including their beneficial ownership of equity securities, is set forth below. Unless otherwise indicated, each person held various positions with the Company for the past five years and has sole voting and investment power with respect to the securities beneficially owned. Beneficial ownership includes securities which could be acquired pursuant to currently exercisable options or options which become exercisable within 60 days of the date of this Proxy Statement.

          All of the nominees have previously served as directors and have been elected as directors at prior annual meetings of shareholders.


                                                                                         Series B
                                                                                         Preferred
                                                       Shares of Common Stock            Stock(1)
                                         First            Percent              Percent           Percent
                         Principal       Elected   Class    of      Class       of                 of
                    Age  Occupation      Director    A     Class      B        Class   Shares    Class

                                       Nominee for Class B
Director
Term expiring in 1997
Richard A.          49   Chairman of     1980      41,413      *    23,074     1.4     17,222     17.2
Aubrecht (2)             the Board,
                         Moog Inc.

                                       Nominee for Class A Director
Term expiring in 1997
Peter P. Poth (3)   64   Retired         1984         500      *     4,804       *      -0-    -0-
                         Executive

                                  Class B Directors Continuing in Office
Term expiring in 1995
Arthur S.           67   Chairman,       1977      26,085      *    17,684     1.1      -0-      -0-
Wolcott (4)              Seneca Foods
                         Corporation

Term expiring in 1996
Kenneth J.          66   Retired         1976      11,000      *     8,804       *      -0-      -0-
McIlraith                Banking
                         Executive

Joe C. Green        52   Executive Vice  1986      40,500      *    22,110     1.3   11,111     11.1
                         President, Chief
                         Administrative
                         Officer,
                         Moog Inc.


                                  Class A Directors Continuing in Office
Term expiring in 1995
Robert R. Banta     51   Executive Vice  1991      40,500      *   17,000      1.0   11,111     11.1
                         President, Chief
                         Financial Officer,
                         Assistant
                         Secretary,
                         Moog Inc.

Term expiring in 1996
Robert T.           53   President,      1984      53,636      *   29,792      1.8   11,111     11.1
Brady (5)                Chief Executive
                         Officer,
                         Moog Inc.
All directors and
  officers as a group
  (sixteen persons)                               574,744(6)  9.0 458,847(6)   25.3  100,000    100.0

_________________

*  Does not exceed one percent of the class.

(1) Each share of Series B Preferred Stock, which has one vote per share on matters as to which the class is entitled to vote, is convertible into .086 Class A share. Under an agreement dated October 15, 1988, the nine holders of the Series B Preferred Stock appointed as proxies Vice Presidents Richard C. Sherrill and Robert H. Maskrey, who will vote all shares of such stock as determined by a majority of such shares.

(2) Nancy Moog Aubrecht, wife of Richard A. Aubrecht, is the beneficial owner of 12,499 Class A shares and 16,668 Class B shares, which are not included.

(3) Mr. Poth was Vice Chairman of Delaware North Companies, Incorporated from November 1991 until he retired in December 1992, and was its President from February 1, 1989 to October 31, 1991. From July 1983 to December 1987, he was Executive Vice President - Administration, and from
     December 1, 1987 to February 1, 1989, he was a business consultant for that company.

(4) Does not include 50 Class A shares held by Mr. Wolcott's wife, or 99,900 Class A shares, 20,300 Class B shares and $289,000 in principal amount of the Company's 9.875% Convertible Subordinated Debentures due January 15, 2006 held in a pension plan under which Mr. Wolcott is one of three trustees as well as one of a number of beneficiaries. Also not included are 714,600 Class A shares and 55,900 Class B shares owned by Seneca Foods Corporation, of which Mr. Wolcott is Chairman and a director and a major shareholder. Also excluded are 89,700 Class A shares held by the Seneca Foods Foundation, of which Mr. Wolcott is Chairman and a director (see "Certain Beneficial Owners").

(5) Not included are 200 Class A shares owned by the spouse of Robert T. Brady and 3,600 Class B shares owned by such spouse as custodian for their children.

(6) Does not include shares held by spouses, or as custodian or trustee for minors, as to which beneficial interest has been disclaimed, but does include shares held under the "Moog Family Agreement as to Voting" described above, and shares held by the Estate of Jane B. Moog. Includes 322,700
     Class A shares and 138,216 Class B shares subject to currently exercisable options. Officers and directors of the Company have entered into an agreement among themselves and with the Company's Savings and Stock Ownership Plan (the "SSOP"), the Employees' Retirement Plan and the Company, which provides that prior to selling Class B shares obtained through exercise of a non-statutory option, the remaining officers and directors, the SSOP, the Employees' Retirement Plan and the Company have an option to purchase the shares being sold.

          During the fiscal year ended September 30, 1993, all executive officers and directors of the Company had timely filed with the Securities and Exchange Commission all required reports regarding their beneficial ownership of Company securities except Mr. Wolcott, who filed one report eighteen days late.


Other Directorships

          Directors of the Company are presently serving on the following boards of directors of other publicly traded companies:

     Name of Director                             Company

     Robert T. Brady . . . . . . . . . .Acme Electric Corporation;
                                           Seneca Foods Corporation;
                                           Astronics Corporation

     Arthur S. Wolcott . . . . . . . . .Seneca Foods Corporation

     Richard A. Aubrecht . . . . . . . .R.P. Adams Company, Inc.


Board of Directors and Committee Meetings

          From October 1, 1992 to September 30, 1993, the Board of Directors held four meetings. Standing committees of the Board of Directors and the number of meetings they each held were as follows:

                              Number of
Committees                    Meetings            Members

Audit. . . . . . . . . . . . .  3            Messrs. McIlraith,
                                             Poth and Wolcott

Executive. . . . . . . . . . .  0            Messrs. Aubrecht,
                                             Banta, Brady, Green
                                             and Poth

Executive
Compensation . . . . . . . . .  1            Messrs. McIlraith,
                                             Poth and Wolcott

Stock Option . . . . . . . . .  1            Messrs. McIlraith,
                                             Poth and Wolcott

          Every member of the Board of Directors attended all the meetings of the Board of Directors and of all committees on which he served.

          The Executive Committee, between meetings of the Board of Directors and to the extent permitted by law, exercises all of the powers and authority of the Board in the management of the business of the Company. The Executive Compensation Committee determines the compensation of corporate officers and oversees the compensation of top management of the Company. The Stock Option Committee is responsible for the administration of the stock option plans of the Company and recommends to the Board of Directors proposed recipients of stock options. The Audit Committee recommends the engaging and discharging of the independent auditors, acts as liaison between the independent auditors and the Board of Directors, and oversees the Company's internal accounting controls. The Board of Directors does not have a Nominating Committee.


                  COMPENSATION COMMITTEE REPORT

          The Executive Compensation Committee (the "Compensation Committee") determines the compensation of Corporate officers and oversees the administration of executive compensation programs. The Compensation Committee is composed solely of independent, non-employee Directors of the Company. Messrs. McIlraith, Poth and Wolcott served on the Compensation Committee for the past fiscal year, as did Jane B. Moog until her death on May 1, 1993. The Compensation Committee is responsible for all elements of executive compensation including base salary management, profit sharing and other benefit programs for key executives.

     The goals of the Company's executive compensation program are to:

     1. Pay competitively to attract, retain and motivate superior executives who must operate in a highly competitive and technologically specialized environment,

     2.   Relate total compensation for each executive to overall
          Company performance as well as individual performance, and

     3. Align executives' performance and financial interests with shareholder value.

     It is the Company's policy to consider the deductibility of executive compensation under applicable income tax rules, as one of many factors used to make specific compensation determinations consistent with the goals of the Company's executive compensation program. No component of the Company's executive compensation has been determined to be non-deductible to the Company.


Salaries

     Base salary ranges are developed after considering the recommendations of professional compensation consultants who conduct annual compensation surveys of similar companies. Base salaries within these ranges are targeted to be above average and competitive in relation to salaries paid for similar positions in comparable companies. On an annual basis the Committee reviews management recommendations for executives' salaries utilizing the results of survey data for comparable executive positions. Individual salary determinations within the established ranges are determined based on position accountabilities, experience, sustained individual performance, overall Company performance, and peer comparisons inside and outside the Company, with each factor being weighed reasonably in relation to the other factors. In light of the restructuring charge taken in 1992 and the resulting loss incurred by the Company, no salary increases were awarded in fiscal 1993.


Management Profit Sharing Plan

     Under the Management Profit Sharing Plan, which is a part of an overall employee profit sharing plan approved by the Board of Directors, an individual executive's annual profit share is determined by multiplying his base salary by the product of the Company's net margin and a multiple which varies with the executive's accountabilities. The Company uses net margin as the performance parameter because it is the principal determinant of Return on Investment and its measurement is clear. The annual net margin is not affected by other complicating factors in the Company's financial structure.

     There is no management profit share paid unless the Company's net margin is at least 2% for the fiscal year. This plan is intended to motivate executives toward the achievement of goals which are directly aligned with shareholder interests. Officers of the Company participate in this plan with all other key executives. No management profit share was paid to executives in either 1992 or 1993 because net margins did not achieve the minimum of 2%.


Stock Options

     Stock option plans have been used in past years to relate the long-term financial interests of executives with those of shareholders.

     The Company had an Incentive Stock Option Plan and a Non-Statutory Stock Option Plan, both of which expired on December 31, 1992. Options granted under these plans, including those granted on December 4, 1992 and shown in the Summary Compensation Table on page 10, remain outstanding. All stock options granted under these plans were priced at the fair market value of the underlying stock as of the date of grant. Option grants made during fiscal 1993 were similar in size to prior years' grants, which were relatively modest, and intended to link an adequate portion of executive compensation to benefits produced for all shareholders. Mr. Brady's annual options grants recently have been somewhat larger than those of other executive officers, reflecting his greater individual responsibility.

Other Compensation Plans

     In order that the total aggregated compensation package provided officers meets the Company's goals, officers are provided certain additional benefit plans as discussed on pages 12-13. These plans are comparable to those provided to executives in companies surveyed by the Company's professional compensation consultants.


Compensation of the Chief Executive Officer

     The Compensation Committee determines the Chief Executive Officer's salary and other compensation elements based on performance. The salary is established within a salary range recommended by an independent compensation consulting firm. The Company has undergone major restructuring over the past few years in response to significant cuts in defense spending. The Company's overall 1992 financial performance reflected these difficulties. In view of the Company's reported results in 1992, the Compensation Committee did not increase the Chief Executive Officer's salary or any other officer salaries in that year.

     Mr. Brady's leadership continues to reshape the Company to meet the challenges presented by changing markets and intense worldwide competition. His efforts resulted in much improved earnings during fiscal 1993 and placed the Company in a strong position for future business successes.

     The Compensation Committee believes that its actions have been an effective implementation of the Company's overall compensation policies.

Kenneth J. McIlraith     Peter P. Poth       Arthur S. Wolcott


                  STOCK PRICE PERFORMANCE GRAPH

                            1988-1993

     The following graph compares the cumulative total shareholder return on the Company's Class A Common Stock with that of the AMEX Market Value Index, a major market index of the American Stock Exchange, and the S&P Aerospace/Defense Index, an industry index published by Standard and Poor's Corporation. The comparison for each of the periods assumes that $100 was invested on September 30, 1988 in each of the Company's Class A common stock, the stocks included in the AMEX Market Value Index and the stocks included in the S&P Aerospace/Defense Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.


                         [Insert Graph]

                   SUMMARY COMPENSATION TABLE

          The following tabulation shows information concerning the compensation for services in all capacities to the Company for the fiscal years ended September 30, 1993, 1992 and 1991, of those persons who were at September 30, 1993 the Company's five most highly compensated executive officers (the "Named Executives").

                                               - 13 -




                                                                        Securities   All Other
                                            Annual Compensation         Underlying   Compensation
Name & Principal Position     Year      Salary($)   Bonus($) Other($)   Options(#)     ($)(1)

Robert T. Brady               1993      338,782     0        6,664      6,000          61,305
President                     1992      338,782     0        7,809      7,000           3,321
Chief Executive Officer       1991      322,650     53,753   3,797      7,000           2,169

Joe C. Green                  1993      236,897     0        3,797      5,500           7,185
Executive Vice President      1992      236,897     0        3,797      5,000           7,099
Chief Administrative Officer  1991      222,827     37,123   3,797      5,000         101,417

Robert H. Maskrey             1993      216,986     0        7,831      5,500           3,218
Vice President                1992      216,986     0        7,632      5,000           3,066
General Manager               1991      201,847     33,628   6,497      5,000           1,983

Robert R. Banta               1993      211,635     0        6,866      5,500          34,958
Executive Vice President      1992      211,635     0        7,120      5,000           5,415
Chief Financial Officer       1991      199,119     33,169   6,208      5,000           5,087

Richard A. Aubrecht           1993      209,299     0        5,703      5,500           3,426
Chairman of the Board         1992      209,299     0        4,059      5,000           3,211
                              1991      195,790     32,619   4,821      5,000           3,071


(1)  Amounts shown for 1993 include $0, $0, $819, $0 and $2,046 representing Company matching contributions to the Company's Savings and Stock Ownership Plan, $57,984, $4,556, $0, $32,559
     and $0 representing payments in lieu of vacation, and $3,321, $2,629, $2,399, $2,399 and $1,380 representing premiums on group life insurance, paid by the Company on behalf of Messrs. Brady,
     Green, Maskrey, Banta and Aubrecht, respectively.


             STOCK OPTION GRANTS IN LAST FISCAL YEAR

          The tabulation below shows additional information respecting option grants to the Named Executives during fiscal 1993, which grants are reflected in the Summary Compensation Table on page 10. No SARs were granted during the fiscal year.


																																																													Potential
                                                             Realizable Value
                                                             at Assumed Annual
                                                             Rates of Stock
                                                             Appreciation for
                                                             Ten-Year Option
                    Individual Grants                        Term(2)

               Number of   % of Total
               Securities  Options
               Underlying  Granted to    Exercise
               Options     Employees in  Price Per  Expiration
Name           Granted(1)  Fiscal Year   Share      Date         5%       10%

Rober T. Brady     6,000      10.5%      $5.625     12/4/02   $21,225   $53,789
Joe C. Green       5,500       9.6%      $5.625     12/4/02   $19,456   $49,306
Robert H. Maskrey  5,500       9.6%      $5.625     12/4/02   $19,456   $49,306
Robert R. Banta    5,500       9.6%      $5.625     12/4/02   $19,456   $49,306
Richard A.
  Aubrecht         5,500       9.6%      $5.625     12/4/02   $19,456   $49,306


(1)  Only Class A stock options were granted in fiscal 1993.

(2) Potential realizable value is based on the assumed annual growth rates for the ten-year option term. 5% annual growth results in a stock price of $9.16 per share and 10% results in a price of $14.59 per share. Actual gains, if any, on stock options exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

              FISCAL YEAR-END OPTION/SAR VALUES (1)

          Shown below is information as to the number and value of currently exercisable but as yet unexercised options and stock appreciation rights ("SARs") granted during fiscal 1993 and prior years under the Company's Incentive Stock Option Plan and Non-Statutory Stock Option Plan to the Named Executives. Both of these plans terminated in accordance with their own provisions on December 31, 1992. None of the Named Executives exercised options or SARs during fiscal 1993.

                         Number of Securities       Value of Unexercised
                         Underlying Unexercised     In-The-Money
                         Options/SARs at            Options/SARs at
                         Fiscal Year-End            Fiscal Year-End

Name                     Class A   Class B/SARs     Class A   Class B/SARs
Robert T. Brady          45,000    34,000           $18,875   $0
Joe C. Green             40,500    34,000           $16,125   $0
Robert H. Maskrey        40,500    34,000           $16,125   $0
Robert R. Banta          40,500    34,000           $16,125   $0
Richard A. Aubrecht      40,500    34,000           $16,125   $0



(1) All Class A and Class B Options and SARs are currently exercisable. Class B options are exercisable in tandem with SARs.



                   EMPLOYEES' RETIREMENT PLAN

          Under the Company's Employees' Retirement Plan, benefits are payable monthly upon retirement to participating employees of the Company based upon compensation and years of service and subject to limitations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"). The Employees' Retirement Plan is administered by a Retirement Plan Committee and covers all employees with one year of service and a minimum of 1,000 hours of employment.

          Benefits payable under the Plan are determined on the basis of compensation and credited years of service. It is a career average type plan. Base annual rate of pay for prior service compensation is determined as of January 1, 1984, but in no event may this amount exceed the average rate based upon the five highest January 1 pay rates preceding the plan year of date of determination. Effective October 1, 1989, future service compensation is the basic annual rate of pay for the preceding plan year plus overtime and shift differential compensation.

          The prior service pension is 3/4% of the first $9,000 of prior service compensation, plus 1-3/4% of the excess, multiplied by prior service but not less than the accrued benefit as of September 30, 1984, determined under the prior plan. The future service pension for each year of credited service after September 30, 1984, and before October 1, 1986, is 3/4% of the first $9,000 of future service compensation for such year plus 1-3/4% of the excess. The future service pension for each year of credited service after September 30, 1986, and prior to October 1, 1989, is 3/4% of the first $12,000 of future service compensation for such year, plus 1-3/4% of the excess.

          Effective October 1, 1989, the future service pension for each year of credited service is 1.15% of the first $20,000 of future service compensation for such year, plus 1-3/4% of the excess. Any participant with five years or more of service receives a minimum pension of $2,400 per year, reduced pro rata for credited service of less than 15 years.


                  SUPPLEMENTAL RETIREMENT PLAN

          The Company also has a Supplemental Retirement Plan applicable to all officers of the Company with at least 10 years continuous service retirement at age 65 or older.

          The Supplemental Retirement Plan provides benefits for an officer at age 65 with 25 years of service equal to 60% of the average of the highest consecutive three year base salary of such officer prior to retirement, less any benefits payable under the Employees' Retirement Plan, and also less the primary Social Security benefit of such officer at age 65. An officer 60 or more years of age, whose chronological age and years of service equal or exceed 90, may elect early retirement and receive reduced benefits. A reduced benefit is available for officers 65 years of age with between 10 and 25 years of service.

          Benefits are payable in the same form and manner as benefits under the Employees' Retirement Plan, but are payable solely from the general assets of the Company and not from the trust fund maintained under the Employees' Retirement Plan, or any other particular fund. A participant's benefits are vested in the event of an involuntary termination of employment other than for active wrongdoing or other grievous cause. For purposes of the Supplemental Retirement Plan, a change in duties, responsibilities, status, pay or perquisites which follows a change in ownership or control of the Company is deemed an involuntary termination.

          The projected annual benefits, assuming level continuation of earnings, payable at normal retirement age for each of the Named Executives under the Employees' Retirement Plan and the Supplemental Retirement Plan are:

                                        Projected Annual
                                        Benefit Payable at
Name                                    Normal Retirement Age

Robert T. Brady ...............            $188,653
Joe C. Green ..................             127,642
Robert H. Maskrey .............             115,623
Robert R. Banta ...............             112,557
Richard A. Aubrecht ...........             111,047


           EMPLOYMENT TERMINATION BENEFITS AGREEMENTS

          Certain executive officers of the Company, including those named in the Summary Compensation Table, have entered into Employment Termination Benefits Agreements with the Company.

          The Employment Termination Benefits Agreements provide that upon death, disability or retirement, the executive will receive those benefits provided to him by the Company under all its benefit plans. Where employment is terminated for cause, the executive is entitled to the cash equivalent of any accrued extended vacation, but is not entitled to participate in any profit sharing award or incentive compensation payable after the date of termination. In such circumstances, the right to exercise any stock options is also terminated. Upon a voluntary termination, the executive receives employment benefits up to the date of termination, as well as the cash value of any extended vacation benefits. In the event of a voluntary termination, the executive is not entitled to receive any profit sharing award payable after termination.

          Upon an involuntary termination, the executive is immediately vested under the Employees' Retirement Plan and Supplemental Retirement Plan and is entitled to receive for one year, certain perquisites and insurance benefits. The executive also receives amounts otherwise payable under the Management Profit Sharing Plan. Stock options may be exercised, or if not then exercisable, the executive is entitled to cash in an amount equal to the difference between the then current market value of the Company common stock underlying the option and the option's exercise price. The executive is entitled to accrued extended vacation benefits, as well as to the continuation of base compensation for between 12 and 36 months, based on years of service. Where involuntary termination occurs by reason of a change in control of the Company, the executive receives the benefits otherwise provided for an involuntary termination, with accelerated vesting of compensation continuation.

          During the term of the Employment Termination Benefits Agreements, and in the event of involuntary termination upon a change of control, until the last payment to the executive is made under the Employment Termination Benefits Agreements, the executive may not compete with the Company.

        DIRECTORS AND OFFICERS INDEMNIFICATION INSURANCE

          On October 25, 1993, the Company renewed an officers and directors indemnification insurance policy written by The Chubb Group. The renewal was for a one-year period at an annual premium of $84,258. The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities. No payments or claims of indemnification or expenses have been made under any such insurance policies purchased by the Company at any time.


                    COMPENSATION OF DIRECTORS

          Non-management directors are paid $1,250 per month and reimbursed for expenses incurred in attending Board and committee meetings. They received aggregate cash remuneration of $82,750 for the fiscal year ended September 30, 1993, including all fees paid to Warren B. Cutting, Director Emeritus.


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Messrs. McIlraith, Poth and Wolcott served on the Compensation Committee for the past fiscal year, as did Jane B. Moog until her death on May 1, 1993. Mr. Wolcott is also Chairman of the Board and a major shareholder of Seneca Foods Corporation ("Seneca"). Mr. Brady, the Company's President and Chief Executive Officer, is a director of Seneca.


              TRANSACTIONS WITH MOOG CONTROLS INC.

          During fiscal year 1993, the Company sold to Moog Controls Inc. ("MCI") products and services in the amount of $2,387,466, and purchased from MCI products and services in the amount of $2,678,796. MCI is wholly-owned by the father-in-law of Richard A. Aubrecht, Chairman of the Board of the Company.


                      INDEPENDENT AUDITORS

          The Board of Directors, on recommendation of the Audit Committee, has selected KPMG Peat Marwick, independent certified public accountants, to continue as independent auditors of the Company for fiscal year 1994. Representatives of KPMG Peat Marwick are expected to attend the shareholders meeting, will be available to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

          The Board of Directors recommends a vote "FOR" ratification of KPMG Peat Marwick as auditors for fiscal year
1994.

        PROPOSALS OF SHAREHOLDERS FOR 1995 ANNUAL MEETING

          Proposals of shareholders intended to be presented to the 1995 Annual Meeting of Shareholders must be received by the Secretary of the Company prior to September 2, 1994, for inclusion in the Proxy Statement for that meeting.


                          OTHER MATTERS

          As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at this meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

          The cost of this solicitation of proxies will be borne by the Company. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record, and will reimburse such persons for any reasonable expense in forwarding the material. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone and will not receive any additional compensation.

          Copies of the 1993 Annual Report of the Company are being mailed to shareholders, together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders.
Additional copies may be obtained from the Treasurer of the Company, East Aurora, New York 14052.


                         By Order of the Board of Directors


                         JOHN B. DRENNING, Secretary


Dated:  East Aurora, New York

        January 7, 1994